Exhibit 99.2

FOR IMMEDIATE RELEASE

3M Affirms Long-Term Sales and Earnings Growth Objectives, Addresses 2015 Outlook

Board Approves 20 Percent Increase in First-Quarter 2015 Dividend

ST. PAUL, Minn. - Dec. 16, 2014 - This morning, 3M Chairman, President and CEO Inge G. Thulin will speak to investors and analysts at the 2015 outlook meeting in New York City. Thulin will emphasize that the company is well-positioned for long-term success.

The company is on track to deliver its long-term financial targets, organic growth remains strong, and productivity is improving margins in 2014 and 2015. Three key strategic levers continue to drive the company forward: portfolio management, investing in innovation and business transformation. These levers, combined with more aggressive capital deployment, will drive enhanced value creation.

3M will reiterate its 2013-17 financial objectives:

•                     Grow earnings per share 9 to 11 percent per year, on average

•                  Grow organic sales 4 to 6 percent per year, on average

•                  Achieve return on invested capital of approximately 20 percent

•                  Convert approximately 100 percent of net income to free cash flow

Senior Vice President and Chief Financial Officer Nicholas C. Gangestad will provide an update on 3M’s 2015 earnings outlook, along with its actions to enhance capital structure and increase capital deployment.

Strong investments in research and development and capital expenditures remain paramount to 3M’s organic growth-driven business model. The company also seeks acquisitions to strengthen the business and augment organic growth.

Further demonstrating confidence in the business, 3M announced that its board of directors has declared a dividend increase of 20 percent for the first quarter of 2015. A steadily rising dividend and premium margins are hallmarks of 3M. Next year marks 57 consecutive years of annual dividend increases, and 3M has paid dividends without interruption for 98 years.

“The strength of 3M’s business model, including the ingenuity of our scientists, continues to generate premium and sustainable value for both our customers and shareholders,” Thulin said. “We are delivering strong results quarter to quarter, and remain on track to meet our long-term financial targets.”

For 2015, 3M anticipates earnings to be in the range of $8.00 to $8.30 per share with organic local currency sales growth of 3 to 6 percent. The company expects that free cash flow conversion will be in the range of 90 to 100 percent.

Today’s meeting will be webcast live beginning at 8 a.m. EST and is scheduled to adjourn at approximately 11 a.m. EST. Investors can access this meeting via the following:

•               Live webcast at http://investor.3M.com.

•               Webcast replay: Go to 3M’s Investor Relations website at http://investor.3M.com and click on “3M 2015 Outlook Meeting.”

Forward-Looking Statements
This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate, “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond 3M’s control, including natural and other disasters affecting the operations of 3M or its customers and suppliers; (2) 3M’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to 3M’s information technology infrastructure; and (10) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in 3M’s Annual Report on Form 10-K for the year ended December 31, 2013, and its subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. 3M assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products. Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better. 3M is the innovation company that never stops inventing. With $31 billion in sales, 3M employs 89,000 people worldwide and has operations in more than 70 countries. For more information, visit www.3M.com or follow @3MNews on Twitter.

Investor Contacts:	Matt Ginter	Media Contact:	Donna Fleming Runyon
	3M		3M
	(651) 733-8206		(651) 736-7646

Bruce Jermeland
3M
(651) 733-1807